EXHIBIT 99.1
                                                                   ------------

                                                                   NEWS RELEASE


[LOGO]


                                                          CONTACT:

                                                          Bobbi J. Roberts
                                                          Saxon Capital, Inc.
                                                          804.967.7879
                                                          robertsb@saxonmtg.com


FOR RELEASE JUNE 26, 2002 AT 5:15 PM EASTERN TIME

                    SAXON ANNOUNCES AN ORGANIZATIONAL CHANGE


GLEN ALLEN, VA. (June 26, 2002) - Saxon Capital, Inc. ("Saxon") (NASDAQ: SAXN), a residential mortgage lending and servicing company, announced that due to a serious medical condition requiring major surgery, Robert G. Partlow has today resigned from his duties as Director, Executive Vice President, Chief Financial Officer and Treasurer of Saxon.

"Right now our thoughts and prayers are with Rob and his family for a successful and speedy recovery. Rob has been with Saxon for eight years and has been a key member of Saxon's senior management and has contributed greatly to our success over the past few years," said Michael L. Sawyer, Chief Executive Officer.

Robert B. Eastep, who until today has a served as Vice President and Chief Accounting Officer of Saxon, has been appointed to the additional position of Principal Financial Officer.

"The company has been gracious enough to afford me the time to focus on my family and health. I am saddened by the need to leave such a strong, hardworking and dedicated group of people who work with the highest integrity", said Robert
G. Partlow.

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ABOUT SAXON

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services non-conforming mortgages and home equity loans. Saxon is headquartered in Glen Allen, Virginia and has additional facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon's operating subsidiaries, Saxon Mortgage, Inc., and America's MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 3,000 brokers, 300 correspondents, and 18 retail branches. As of March 31, 2002, Saxon's subsidiary Saxon Mortgage Services, Inc. (formerly Meritech Mortgage Services, Inc.) serviced a mortgage loan portfolio of $6.4 billion. For more information, visit www.saxoncapitalinc.com.


Information Regarding Forward Looking Statements

Statements in this news release containing words such as "believes," "anticipates," "intends," "expects," and other similar words, are "forward-looking statements" and are based on current expectations and assumptions that are subject to risks and uncertainty. Our actual results and the timing of certain events could differ materially due to a number of factors, such as changes in overall economic conditions and interest rates, changes in capital market and competitive conditions applicable to our industry, changes in the applicable legal and regulatory environment, and the continued success of management's strategy. You should also be aware that all information in this news release is as of April 25, 2002 or as of the date indicated. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.